Exhibit 99.1

GridAI Technologies Corp. Announces Receipt of Nasdaq Notice Regarding Late Form 10-K Filing

BOCA RATON, FL, April 28, 2026 (GLOBE NEWSWIRE), GridAI Technologies Corp. (NASDAQ: GRDX) (the "Company") today announced that on April 22, 2026, the Company received a letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company was not in compliance with the filing of periodic financial reports requirement for continued listing on The Nasdaq Capital Market, under Listing Rule 5250(c)(1), because the Company has not yet filed its 10-K for the period ended December 31, 2025.

The Company has 60 calendar days from April 22, 2026, or through June 22, 2026, to submit to Nasdaq a plan to regain compliance with Listing Rule 5250(c)(1). If Nasdaq accepts the Company’s plan, Nasdaq may grant an extension of up to 180 calendar days from April 15, 2026, or through October 12, 2026, to regain compliance. If Nasdaq does not accept the Company’s plan, the Company will have the right to appeal such decision to a Nasdaq hearings panel.

The delay in filing the Company’s Annual Report on Form 10-K is due to the complexity in reviewing the accounting treatment and other information related to the Company’s recent acquisition of Grid AI Corp. The Company intends to file its Annual Report on Form 10-K as soon as possible, and to submit to Nasdaq, within the requisite time period, a plan to regain compliance with Listing Rule 5250(c)(1). There can be no assurance that Nasdaq will accept the Company’s plan or that the Company will be able to regain compliance with Listing Rule 5250(c)(1) or maintain compliance with any other Nasdaq requirement in the future.

About GridAI Technologies Corp.

GridAI Technologies Corp. (NASDAQ: GRDX), formerly known as Entero Therapeutics, Inc., is a diversified technology and life sciences company operating through two principal areas: (i) energy orchestration and grid optimization software solutions through our subsidiary Grid AI Corp. and (ii) legacy biopharmaceutical development activities centered on Adrulipase for the treatment of exocrine pancreatic insufficiency.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company's SEC filings. These risks and uncertainties could cause the company's actual results to differ materially from those indicated in the forward-looking statements.

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